                   Exhibit 4.3

BOND PURCHASE AGREEMENT

THIS BOND PURCHASE AGREEMENT dated October 14, 2010 (the "Agreement") is entered into by the The Industrial Development Authority of Washington County, an Alabama public corporation (the “Bond Issuer”), Olin Corporation, a Virginia corporation (the “Conduit Borrower”), and PNC Bank, National Association, a national banking association, acting in the capacity as administrative agent for the hereinafter referenced Purchasers (the “Administrative Agent”).

Background

A.           The Bond Issuer intends to issue its $50,000,000 Gulf Opportunity Zone Revenue Bonds (Olin Corporation Project), Series 2010A (the “Series 2010A Bonds”) and its $20,000,000 Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010B (the “Series 2010B Bonds and, together with the Series 2010A Bonds, the “Bonds”) pursuant to a Trust Indenture dated as of October 1, 2010 (the “Indenture”) between the Bond Issuer and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).  The Indenture shall be substantially in the form on file with the Bond Issuer.

B.           The Bonds are being issued to provide financing for the Conduit Borrower.  Proceeds of the Bonds will be used to pay or reimburse the costs of acquiring and constructing (i) certain capital improvements included in Phase II and Phase III of an Evaporator Structural Remediation Project commenced in 2007, (ii) the acquisition and construction of a new bleach facility, and (iii) certain miscellaneous capital improvements to the Conduit Borrower’s existing facilities in McIntosh, Alabama.

C.           Proceeds of the Bonds will be loaned by the Bond Issuer to the Conduit Borrower pursuant to a Loan Agreement dated as of October 1, 2010 (the “Loan Agreement”).  Pursuant to the Loan Agreement, the Conduit Borrower will agree to make loan payments at times and in amounts sufficient to pay debt service on the Bonds.

D.           The Bonds will be issued initially in the Direct Purchase Mode as set forth in the Indenture.  The Purchasers will be the initial purchasers of the Bonds pursuant to a Credit and Funding Agreement dated as of October 14, 2010 (the “Credit Agreement”) by and among PNC Capital Markets LLC, as lead arranger and sole book runner, the Administrative Agent, the Purchasers identified therein (including without limitation, the PNC Bank, National Association) and the Conduit Borrower.

E.           The Purchasers have agreed to purchase the Bonds on the terms and conditions described in this Agreement and the in the Credit Agreement.

F.           In order to induce the Bond Issuer and the Administrative Agent to enter into this Agreement, to induce the Bond Issuer to issue and deliver the Bonds, and to induce the Purchasers to purchase the Bonds, the Conduit Borrower has joined in this Agreement.

The terms and conditions of this Agreement are as follows:

Section 1.	Definitions

In addition to the definitions contained elsewhere in this Agreement, the following definitions shall apply:

(a)           The term “Financing Documents” shall mean: the Indenture, the Loan Agreement, the Tax Certificate and Agreement, the Credit Agreement and this Agreement.

(b)           Capitalized terms not otherwise defined in this Agreement shall have the meaning assigned in the Indenture.

Section 2.	Agreement to Purchase

On the basis of the representations and warranties set forth herein and in the other Financing Documents and subject to the terms and conditions set forth herein, on the date of Closing (as hereinafter defined), the Purchasers, in accordance with the percentages set forth in the Credit Agreement, shall purchase from the Bond Issuer, and the Bond Issuer shall sell to the Purchasers, in accordance with the percentages set forth in the Credit Agreement, all (but not less than all) of the Series 2010A Bonds at a purchase price of $50,000,000, which is the par amount of the Series 2010A Bonds, and the Series 2010B Bonds at a purchase price of $20,000,000, which is the par amount of the Series 2010B Bonds.

The Bonds shall be issued under and secured as provided in the Indenture.

Section 3. Representations and Warranties of the Bond Issuer.

The Bond Issuer hereby represents and warrants as follows:

(1)           It is duly organized as a public corporation and instrumentality of the State of Alabama under the provisions of the Enabling Law.

(2)           It has the corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified to do business in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary.

(3)           It has the power to issue the Bonds and to consummate the transactions contemplated by this Agreement and the Financing Documents to which it is a party.

(4)           By proper action of its governing body, it has duly authorized the issuance and delivery of the Bonds, the execution and delivery of the Financing Documents to which it is a party, and the consummation of the transactions contemplated therein.

(5)           It has obtained, or will have obtained on or prior to the date of Closing, all consents, approvals, authorizations and orders of governmental authorities that are required to be obtained by it as a condition to the issuance of the Bonds and the execution and delivery of the Financing Documents to which it is a party.

(6)           The issuance of the Bonds and the execution and delivery by it of the Financing Documents to which it is a party and the consummation by it of the transactions contemplated therein will not (i) conflict with, be in violation of, or constitute (upon notice or lapse of time or both) a default under its charter or bylaws, any indenture, mortgage, deed of trust or other contract, agreement or instrument to which it is a party or is subject, or any resolution, order, rule, regulation, writ, injunction, decree or judgment of any governmental authority or court having jurisdiction over it or (ii) result in or require the creation or imposition of any lien of any nature upon or with respect to any of its properties now owned or hereafter acquired, except as contemplated by the Financing Documents.

(7)           The Bonds and the Financing Documents to which it is a party will, upon execution and delivery by the Bond Issuer, constitute legal, valid and binding obligations of the Bond Issuer enforceable against it in accordance with the terms of such instruments, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights and (ii) general principles of equity, including the exercise of judicial discretion in appropriate cases.

(8)           There is no action, suit, proceeding, inquiry or investigation pending before any court or governmental authority, or threatened against or affecting it or its properties, that (i) involves the consummation of the transactions contemplated by, or the validity or enforceability of, the Financing Documents to which it is a party or (ii) could have a materially adverse effect upon its financial condition or operations.

(9)           It is exempt from Federal income taxation under the Internal Revenue Code and is exempt from income taxation by the State of Alabama.

(10)           Interest on the Bonds is not includible in gross income of the holders for purposes of Federal income taxation.

(11)           The issuance and sale of the Bonds to the Administrative Agent and the other Purchasers will not be subject to any issuance, transfer or other documentary stamp taxes of the State of Alabama or any political subdivision of the State of Alabama.

Section 4. Representations and Warranties of the Conduit Borrower.  The Conduit Borrower hereby represents and warrants as follows:

(1)           The Conduit Borrower is on the date hereof and will be as of the date of Closing a duly incorporated corporation validly existing and in good standing or in full force and effect, as the case may be, under the laws of the State of Virginia and duly authorized to conduct business in the State of Alabama, with full power to own its properties and conduct its businesses.

(2)           The Conduit Borrower has the full legal and corporate power and authority and has been duly authorized to execute and deliver the Financing Documents to which it is a party, and to take any and all such action as may be required on the Conduit Borrower’s part to carry out, give effect to and consummate the transactions contemplated thereby and hereby and has taken all necessary corporate action with respect thereto;.

(3)           Each of the Financing Documents to which the Conduit Borrower is a party will be as of the date of Closing duly executed and delivered by the Conduit Borrower, and, assuming their due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of the Conduit Borrower, enforceable in accordance with their respective terms, except that enforceability may be limited by laws relating to bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the rights of creditors, by the exercise of judicial discretion in accordance with general principles of equity, and by matters of public policy.

(4)           The execution and delivery of each of the Financing Documents to which the Conduit Borrower is a party, the consummation of the transactions contemplated therein and compliance with the provisions hereof and thereof, under the circumstances contemplated herein and therein, do not, on the date hereof, and as of the date of Closing will not, in any material respect, conflict with or constitute on the part of the Conduit Borrower a violation of or breach of or default under the Conduit Borrower’s Articles of Incorporation or Code of Regulations or Bylaws, as the case may be, or any agreement or to the best of the Conduit Borrower’s knowledge, other instrument to which the Conduit Borrower is a party, or by which its property may be bound, or, to the best knowledge of the Conduit Borrower, any existing law, administrative regulation, court order or consent decree to which the Conduit Borrower or any of its properties is subject, which would materially and adversely affect the transactions contemplated hereby or so affect the business, operations or financial condition of the Conduit Borrower.

(5)           Subsequent to the date of the last financial statements delivered to the Administrative Agent, there have been no material adverse changes in the assets, liabilities or condition of the Conduit Borrower, financial or otherwise and neither the business nor the properties of the Conduit Borrower have been adversely affected in any substantial way as the result of any fire, explosion, accident, strike, riot, flood, windstorm, earthquake, embargo, war or Act of God or of the public enemy.

(6)           All of the warranties and representations of the Conduit Borrower in the Financing Documents are true and correct as of this date, as if made on this date and will be true and correct as of the date of Closing.

(7)           The Conduit Borrower covenants and warrants that it knows of no event or circumstance which presently appears likely to occur which would cause it not to have the economic ability to meet all the obligations imposed upon it under the Financing Documents.

(8)           The Conduit Borrower is not in default in the payment of principal of or premium, if any, or interest on any obligation issued by it.

(9)           All consents, approvals, authorizations and orders of governmental or regulatory authorities which are required for the Conduit Borrower’s execution and delivery of, consummation of the transactions contemplated by, and compliance with the provisions of the Financing Documents have been or will be timely obtained.

(10)           There is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, pending or, to the best knowledge of the Conduit Borrower, threatened, against or affecting the Conduit Borrower or the actions taken or contemplated to be taken by the Conduit Borrower, nor, to the best knowledge of the Conduit Borrower, is there any basis therefor, wherein an unfavorable decision, ruling or finding would materially and adversely affect the business, financial condition or operations of the Conduit Borrower, or the transactions contemplated by, or the validity or enforceability of, the Financing Documents.

(11)           To the best of the Conduit Borrower’s knowledge, no event has occurred and no condition exists which, upon issuance of the Bonds, would constitute (or with the giving of notice or lapse of time, or both, would constitute) an Event of Default under the Financing Documents.

The Conduit Borrower covenants that throughout the term of the Loan Agreement and the Credit Agreement, to use reasonable efforts to operate its facilities in a manner which shall permit it to meet all of its obligations under the Financing Documents to which it is a party.

Section 5. Representations and Warranties of the Administrative Agent.  The Administrative Agent represents and warrants that:

(1)           The Administrative Agent represents and warrants that it has full legal right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to take the actions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Administrative Agent and constitutes a legal, valid and binding obligation of the Administrative Agent enforceable against the Administrative Agent in accordance with its terms, except that the enforceability hereof may be limited by laws relating to bankruptcy, reorganization or other similar laws affecting the rights of creditors generally, by the exercise of judicial discretion in accordance with general principles of equity, and by matters of public policy.

(2)           The obligations of the Bond Issuer under this Agreement to sell the Bonds are subject to the performance by the Administrative Agent of its obligations to be performed hereunder and the performance by each Purchaser to execute and deliver an Investor Letter substantially in the form set forth hereto as Exhibit D, at or prior to the Closing.

Section 6.	Closing

(a)           Not later than 12:00 noon (central time) on October 14, 2010 or at such other time as shall have been mutually agreed upon by the Bond Issuer and the Administrative Agent, the Bond Issuer will deliver the Bonds to the Administrative Agent, for the account of the Purchasers, in definitive form, duly executed and authenticated, together with the other documents required by Section 6(c); and the Administrative Agent will accept such delivery and cause the purchase price of Bonds evidencing the draws to be made by the Conduit Borrower to be paid to the Trustee, for the account of the Bond Issuer, in immediately available funds by wire transfer to an account of the Trustee, which account shall be identified by written notice to the Administrative Agent at least 3 business days prior to the Closing.

(b)           Delivery of the Bonds shall be made at the offices of the Administrative Agent (as defined below) in Cleveland, Ohio, or, at the option of the Administrative Agent, at the office of a custodian or depository for securities located in New York, New York and designated by the Administrative Agent at least 3 business days prior to Closing.  Delivery of the Bonds against payment as aforesaid is herein referred to as the “Closing”.  The Bonds delivered at Closing shall be in the form described in the Indenture and shall be registered in such names and shall be in such denominations as shall be specified by the Administrative Agent by written instructions to the Trustee not less than 5 business days prior to the Closing or, with respect to any portion of the Bonds for which such instructions are not given, shall be registered in the name of the Administrative Agent and shall be in such denominations as the Bond Issuer and the Trustee shall designate.  The Bonds to be delivered at the Closing will be made available to the Administrative Agent for checking and packaging not less than 48 hours prior to the Closing.  As to be stated in the Investor Letters, the Purchasers intend the Bonds to be purchased for investment and not with a present view towards resale.  The Administrative Agent and other Purchasers accept the limitations on transfer placed on, and described in the Bonds.

(c)           At or prior to the Closing, the Bond Issuer and the Conduit Borrower shall deliver the following documents to the Administrative Agent:

(1)           Indenture.  An executed counterpart of the Indenture.

(2)           Specimen Series 2010A Bond.  A specimen copy of the Series 2010A Bonds.

(3)           Specimen Series 2010B Bond.  A specimen copy of the Series 2010B Bonds.

(4)           Loan Agreement. An executed counterpart of the Loan Agreement.

(5)           Credit Agreement.  An executed counterpart of the Credit Agreement.

(5)           Tax Certificate and Agreement.  An executed counterpart of the Tax Certificate and  Agreement.

(6)           Opinion of Bond Counsel.  An opinion of bond counsel (Maynard, Cooper & Gale, PC, Birmingham, Alabama), dated the date of the Closing, substantially in the form attached hereto as Exhibit A.

(7)           Opinion of Counsel for Conduit Borrower.  An opinion of counsel for the Conduit Borrower (Maynard, Cooper & Gale, PC, Birmingham, Alabama), dated the date of Closing, substantially in the form attached hereto as Exhibit B.

(8)           Opinion of Counsel for Bond Issuer.  An opinion of counsel for the Bond Issuer (Maynard, Cooper & Gale, PC, Birmingham, Alabama), dated the date of the Closing, substantially in the form attached hereto as Exhibit C.

(9)           Certificate of Bond Issuer.  A certificate signed by the Chairman of the Bond Issuer, dated the date of Closing, in form and substance satisfactory to the Administrative Agent to the effect that (i) the representations and warranties of the Bond Issuer contained herein and in the Financing Documents are true and correct as of the date of Closing; and (ii) none of the proceedings or authority for the issuance of the Bonds and the execution and delivery of the Financing Documents have been modified, amended or repealed.

(10)           Certificate of Conduit Borrower. A certificate signed by an officer of the Conduit Borrower, dated the date of Closing, in form and substance satisfactory to the Administrative Agent to the effect that (i) the representations and warranties of the Conduit Borrower contained herein and in the Loan Agreement, Tax Certificate and Agreement and Credit Agreement are true and correct as of the date of Closing; and (ii) each of the agreements of the Conduit Borrower to be complied with and each of the obligations of the Conduit Borrower to be performed hereunder and under the Loan Agreement, the Tax Certificate and Agreement and the Credit Agreement on or prior to the date of Closing have been complied with and performed.

(11)           Proceedings of Bond Issuer.  A certified copy of all action taken by the Bond Issuer approving the issuance of the Bonds, the execution and delivery of the Financing Documents, and the consummation of the transactions contemplated thereby (including, without limitation, the resolution or resolutions adopted by the governing body of the Bond Issuer for such purpose).

(12)           Charter and Bylaws of Bond Issuer.  A certified copy of the charter (or articles and certificate of incorporation) and bylaws of the Bond Issuer.

(13)           Evidence of Tax Exemption.  Evidence reasonably satisfactory to the Administrative Agent that all action necessary as of the Closing for interest on the Bonds to be tax-exempt has been taken, including without limitation (i) an executed arbitrage certificate, and (ii) Form 8038 and evidence of filing.

(14)           Rebate Instructions.  Instructions from bond counsel to the Bond Issuer and the Trustee regarding procedures for compliance with the rebate requirement of the Internal Revenue Code.

(15)           Investor Letters.  Executed counterpart of Investor Letters in substantially the form set forth in Exhibit D hereto by each Purchaser of the Bonds.

(16)           Additional Documentation.  Such additional legal opinions, certificates, proceedings, instruments and other documents as counsel for the Administrative Agent may reasonably request to evidence (i) compliance by the Bond Issuer and the Conduit Borrower with legal requirements, (ii) the truth and accuracy, as of the time of Closing, of the representations and warranties of the Bond Issuer and the Conduit Borrower contained herein, and (iii) the due performance or satisfaction by the Bond Issuer and the Conduit Borrower, at or prior to such time, of all agreements then required to be performed and all conditions then required to be satisfied by it hereunder.

Section 7. Covenants of the Bond Issuer.  The Bond Issuer covenants with the parties hereto that it will observe all covenants of the Bond Issuer in the Financing Documents to which it is a party.

Section 8. Covenants of the Conduit Borrower. The Conduit Borrower covenants as follows:

(a)           The Conduit Borrower will apply the proceeds of the Bonds as provided in and subject to all of the terms and provisions of the Loan Agreement, the Credit Agreement and the Tax Certificate and Agreement and will observe all covenants of the Conduit Borrower in such instruments.

(b)           The Conduit Borrower will take such action as may be reasonably requested to facilitate the timely consummation of the transactions contemplated by this Agreement, provided that the Conduit Borrower shall not be required to become qualified to do business or subject to service of process in any state other than Virginia or Alabama.

(c)           The Conduit Borrower will notify the Administrative Agent of any material adverse change in the business, properties or financial condition of the Conduit Borrower occurring before Closing.

(d)           The Conduit Borrower will not take any action or permit any action to be taken on the Conduit Borrower’s behalf, or cause or permit any circumstance within the Conduit Borrower’s control to arise or continue, if such action would adversely affect the excludability from gross income for Federal income tax purposes of the interest on the Bonds.

Section 9.	Termination

(a)           If the Bond Issuer and the Conduit Borrower are unable to satisfy the conditions imposed by this Agreement, or if the obligations of the Administrative Agent hereunder and the other Purchasers to purchase and accept delivery of the Bonds shall be terminated for any reason permitted by Section 9(b), or if the representations and warranties of the Bond Issuer and the Conduit Borrower contained herein are not accurate in all material respects on the date of this Agreement and at Closing, this Agreement may be terminated by the Administrative Agent by written notice to the Bond Issuer.  The Administrative Agent may, in its discretion, waive any one or more of the conditions imposed by this Agreement for the protection of the Administrative Agent and proceed with the Closing.

(b)           The Administrative Agent shall have the right to terminate its obligations hereunder and the Purchasers’ obligations to purchase the Bonds by notifying the Bond Issuer and the Conduit Borrower in writing of its election to do so between the date hereof and the Closing if any of the following shall occur prior to Closing:

(1)           Between the date hereof and the date of Closing, legislation shall not have been enacted by the Congress or be actively considered for enactment by Congress, or recommended to the Congress for passage by the President of the United States, or introduced to either house of the Congress, nor a decision rendered by any court of competent jurisdiction, or the Tax Court of the United States, nor any order, ruling, regulation or official statement made by the United States Treasury Department or the Internal Revenue Service, affecting (i) Federal income taxation upon revenues or other income of the character derived by the Bond Issuer under the Loan Agreement or upon the interest to be paid on the Bonds or on bonds of the general character of the Bonds or (ii) the application of Treasury Department Circular 230 to bond counsel opinions relating to the Bonds.

(2)           Between the date hereof and the date of Closing, legislation shall not have been enacted by the Congress or be actively considered for enactment by Congress, or recommended to the Congress for passage by the President of the United States, or introduced or favorably reported for passage to either house of the Congress, and neither a decision, order or decree of a court of competent jurisdiction, nor an order, ruling, regulation or official statement of or on behalf of the Securities and Exchange Commission shall have been rendered or made, with the purpose or effect that the issuance, offering or sale of the Bonds or any related security or obligations of the general character of the Bonds or any related security as contemplated hereby, or the execution and delivery of the Indenture, or indentures similar thereto, is or would be in violation of any provision of, or is or would be subject to registration or qualification requirements under, the Securities Act or the Trust Indenture Act.

(3)           None of the following shall have occurred: (i) additional material restrictions not in force as of the date hereof shall have been imposed upon trading in securities generally by any governmental authority or by any national securities exchange or such trading shall have been suspended; (ii) the New York Stock Exchange or other national securities exchange, or the National Association of Securities Dealers, Inc. or other national securities association, or the Municipal Securities Rulemaking Board or other similar national self-regulatory rule-making board, or any governmental authority, shall impose, as to the Bonds or similar obligations, any material restrictions not now in force, or increase materially those now in force, with respect to the extension of credit by, or change in the net capital requirements of, underwriters; (iii) a general banking moratorium shall have been declared by Federal, New York or Alabama authorities; or (iv) a war involving the United States of America, whether or not declared, or any other national or international calamity or crisis, or a financial crisis, shall have occurred, the effect of which, in the judgment of the Administrative Agent, would materially and adversely affect the ability of the Administrative Agent and the other Purchasers to purchase the Bonds.

(4)           Any litigation shall be initiated or threatened to restrain or enjoin the issuance or sale of the Bonds or in any way protesting or affecting any authority for or the validity or enforceability of the Bonds, any of the Financing Documents, or the existence or powers of the Bond Issuer; or

(5)           All matters relating to this Agreement, the Bonds, the authorizing legislation, the Indenture, the Loan Agreement, the Credit Agreement, the Tax Certificate and Agreement and the consummation of the transactions contemplated by this Agreement, shall be reasonably satisfactory to and subject to the approval of the Administrative Agent.

(c)           If this Agreement is so terminated, the Administrative Agent, the Bond Issuer and the Conduit Borrower shall have no further obligation hereunder, except that their respective obligations to pay expenses, as provided herein, shall continue in full force and effect.

Section 10.	Survival of Representations

All representations, warranties and agreements of the Bond Issuer and the Conduit Borrower set forth herein or made pursuant to this Agreement shall, unless waived in writing by the Administrative Agent, remain operative and in full force and effect, regardless of any investigations made by or on behalf of the Administrative Agent or its counsel and shall survive delivery of and payment for the Bonds.

Section 11.	Expenses

(a)           the Conduit Borrower shall pay (whether or not the Bonds are sold and delivered as herein provided) any expenses incident to the performance by it of its obligations hereunder, including but not limited to:  (i) the cost of the preparation, reproduction, printing, distribution, mailing, execution, delivery, filing and recording, as the case may be, of this Agreement, the Financing Documents, the Credit Agreement and all other agreements and documents required in connection with the consummation of the transactions contemplated hereby; (ii) the cost of the preparation, engraving, printing, execution and delivery of the definitive Series 2010A Bonds and Series 2010B Bonds; (iii) the fees and disbursements of bond counsel, counsel for the Bond Issuer, counsel for the Conduit Borrower, counsel for the Administrative Agent, and any other experts retained by the Conduit Borrower; (iv) the initial or acceptance fee of the Trustee; (v) the cost of transportation and lodging for officials and representatives of the Conduit Borrower in connection with attending meetings and the Closing; and (vi) the cost of qualifying or exempting the Bonds and determining their eligibility for investment under the laws of such jurisdictions as the Administrative Agent may designate, including filing fees and fees and disbursements of counsel for the Administrative Agent in connection with such qualification and determination and the preparation of the blue sky memorandum and legal investment survey.

(b)           The Administrative Agent shall pay (i) the cost of preparing and publishing all advertisements relating to the Bonds; (ii) the cost of the transportation and lodging for representatives of the Administrative Agent to attend meetings and the Closing; and (iii) all other expenses incurred by it in connection with its public offering and the distribution of the Bonds.

Section 12.	Indemnification and Contribution

(a)           To the extent permitted by law, the Conduit Borrower agrees to indemnify and hold harmless the Administrative Agent, each Lender, any member, officer, official or employee of the Administrative Agent, each Lender, and each person, if any, who controls the Administrative Agent or any Lender within the meaning of Section 15 of the Securities Act of 1933, as amended or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities caused by the failure to register the Bonds or any of the Financing Documents under the Securities Act of 1933, as amended, or to qualify any of the Financing Documents under the Trust Indenture Act of 1939, as amended, or the rules or regulations under said Acts.

(b)           In case any action shall be brought against any one or more of the Indemnified Parties and in respect of which indemnity may, pursuant to the provisions of this Agreement, be sought against the Conduit Borrower, such Indemnified Parties shall promptly notify the Conduit Borrower in writing, and the Conduit Borrower shall promptly assume the defense thereof, including the selection and employment of counsel, the payment of all expenses, and the right to negotiate and consent to settlement.  Any one or more of the Indemnified Parties shall have the right to select and employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Indemnified Parties unless (i) the employment of such counsel has been specifically authorized by the Conduit Borrower or (ii) with regard to the employment of such counsel by the Indemnified Party, the Indemnified Party shall determine that counsel for the Conduit Borrower will not adequately represent the Indemnified Party because the Conduit Borrower is in a position of conflict of interest with the Indemnified Party.  The Conduit Borrower shall not be liable for any settlement of any such action effected without its consent, but if settled with the consent of the Conduit Borrower or if there be a final judgment for the plaintiff in any such action, the Conduit Borrower agrees to indemnify and hold harmless the Indemnified Parties from and against any loss, damage, liability or expense incurred or suffered by reason of such settlement or judgment.

(c)           The indemnity provided by this Section shall be in addition to any other liability that the Conduit Borrower may otherwise have hereunder, at common law or otherwise, and is provided solely for the benefit of each of the Indemnified Parties and their respective successors, assigns and legal representatives, and no other person shall acquire or have any right under or by virtue of such provisions of this Agreement.

Section 13.	Benefits of Agreement

This Agreement shall inure to the benefit of and be binding upon the Bond Issuer, the Conduit Borrower and the Administrative Agent and their respective successors and assigns.  Nothing in this Agreement is intended or shall be construed to give any person, firm or corporation other than the parties hereto and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  No person who purchases the Bonds from the Administrative Agent or any other person or entity shall be deemed to be a successor or assign of the Administrative Agent merely by reason of such purchase.

IN WITNESS WHEREOF, the Bond Issuer, the Conduit Borrower and the Administrative Agent have caused this Agreement to be executed and delivered by their duly authorized officers.

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:     /s/ Thomas S. Redmond
    Authorized Officer

[NOTE:  Execution by the Bond Issuer is on the following page.]

[Signature Page for Bond Purchase Agreement]

THE INDUSTRIAL DEVELOPMENT AUTHORITY OF WASHINGTON COUNTY

By:       /s/ Sylvia Rivers Williams
Title:    Chairperson

[Signature Page for Bond Purchase Agreement]

OLIN CORPORATION

By:  /s/ Stephen C. Curley
Title:  Vice President and Treasurer

[Signature Page for Bond Purchase Agreement]

EXHIBIT A

Opinion of Bond Counsel

(Form of Opinion of Bond Counsel)

[Closing Date]

PNC Bank, National Association,
as Administrative Agent

[Purchasers in Credit Agreement]

Re:
$50,000,000 Gulf Opportunity Revenue Bonds (Olin Corporation Project), Series 2010A and $20,000,000 Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010B issued by The Industrial Development Authority of Washington County

We have acted as bond counsel in connection with the issuance of the above-referenced bonds (collectively, the “Series 2010 Bonds”) by The Industrial Development Authority of Washington County, a public corporation organized under the laws of the State of Alabama (the “Authority”) including particularly Article 1, Chapter 92A, Title 11, Section 11-92A-1, et seq. of the Code of Alabama (1975) (the "Enabling Law").  The Authority has duly authorized the issuance of its Series 2010 Bonds pursuant to that certain Trust Indenture dated as of October 1, 2010 (the "Indenture") between the Authority and U.S. Bank National Association, a national banking association, as trustee (the "Trustee").  Capitalized terms not otherwise defined in this opinion shall have the meaning assigned in the Indenture.

The Series 2010 Bonds have been issued pursuant to the Indenture for the purpose of acquiring, constructing and installing certain facilities in Washington County, Alabama to be owned and operated by Olin Corporation, a Virginia corporation (the “Corporation”).

Pursuant to a Loan Agreement dated as of October 1, 2010 (the "Loan Agreement") between  the Authority and the Corporation, the Authority has agreed to loan the Series 2010 Bond proceeds to the Corporation, and the Corporation has agreed to make payments to the Authority at times and in amounts sufficient to pay all debt service requirements on the Series 2010 Bonds (the "Loan Payments").  Pursuant to the Indenture, the Authority has assigned and pledged to the Administrative Agent the Loan Payments and all the Authority's rights under the Loan Agreement to secure the payment of debt service on the Series 2010 Bonds.

The Series 2010 Bonds are special, limited obligations of the Authority, payable solely from, and secured by the Loan Payments received by the Authority under the Loan Agreement.

We have examined executed counterparts of the Indenture, the Loan Agreement and that certain Bond Purchase Agreement dated October 14, 2010 between the Authority, the Corporation and PNC Bank, National Association, a national banking association, acting in the capacity as administrative agent for the above-referenced Purchasers (collectively referred to as the "Financing Documents"), and such other certificates, proceedings, proofs and documents as we have deemed necessary in connection with the opinions hereinafter set forth.

As to various questions of fact material to our opinion, we have relied upon the representations made in the documents described above and upon certificates of certain public officials and officers of the Authority, the Corporation and the Trustee (including without limitation certificates by the Corporation as to the use of the proceeds of the Series 2010 Bonds which are material to our opinion in paragraphs 5 and 6 below) without undertaking to verify the same by independent investigation.  Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that:

1.           The Authority has been duly organized as a public corporation under the provisions of the Enabling Law.

2.           The Authority has corporate power and authority to enter into and perform its obligations under each of the Financing Documents to which it is a party and to issue and deliver the Series 2010 Bonds.  The execution, delivery and performance of its obligations under each of the Financing Documents to which it is a party and the issuance and delivery of the Series 2010 Bonds by the Authority have been duly authorized by all requisite corporate action, and such Financing Documents and the Series 2010 Bonds have been duly executed and delivered by the Authority.

3.           The Series 2010 Bonds constitute legal, valid and binding limited obligations of the Authority, payable as to principal, premium (if any) and interest solely out of the Loan Payments.

4.           Each of the Financing Documents constitutes a legal, valid and binding obligation of the Authority and is enforceable against the Authority in accordance with its terms.  The Indenture creates a valid lien on  Loan Payments and the rights of the Authority under the Loan Agreement.

5.           Interest on the Series 2010 Bonds is excludible from gross income for federal income tax purposes and is not an item of tax preference for purposes of the federal alternative minimum tax imposed on individuals and corporations; it should be noted, however, that for the purpose of computing the alternative minimum tax imposed on certain corporations (as defined for federal income tax purposes), such interest is taken into account in determining adjusted current earnings.

6.           The opinions set forth in paragraph 5 are subject to the condition that the Authority and the Corporation comply with all requirements of the Internal Revenue Code of 1986, as amended, that must be satisfied subsequent to the issuance of the Series 2010 Bonds in order that interest thereon be, or continue to be, excludible from gross income for federal tax purposes.  Both the Authority and the Corporation have covenanted to comply with all such requirements.  Failure to comply with certain of such requirements may cause interest on the Series 2010 Bonds to be included in gross income for federal income tax purposes retroactive to the date of issuance of the Series 2010 Bonds.

7.           Under existing law, interest on the Series 2010 Bonds is exempt from Alabama income taxation.

We express no opinion regarding federal tax consequences arising with respect to the Series 2010 Bonds, other than the opinions expressed in paragraph 5 above.

The rights of the holders of the Series 2010 Bonds and the enforceability of the Series 2010 Bonds and the Indenture may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights and general principles of equity, including the exercise of judicial discretion in appropriate cases.

Faithfully yours,

EXHIBIT B

Opinion of Counsel for the Conduit Borrower

[Letterhead of Maynard, Cooper & Gale, PC,

Birmingham, Alabama]

[Date of Closing]

The The Industrial Development Authority of Washington County
McIntosh, Alabama

PNC Bank, National Association,
as Administrative Agent

[Purchasers in Credit Agreement]

U.S. Bank National Association
Nashville, Tennessee

Re:           $50,000,000 Gulf Opportunity Zone Revenue Bonds (Olin Corporation Project),Series 2010A and $20,000,000 Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010B, issued by the Washington County Industrial Development Authority

We have acted as special counsel for Olin Corporation, a Virginia corporation (the “Conduit Borrower”), in connection with the issuance of the above-referenced bonds (the “Bonds”).  The Bonds are being purchased from the The Industrial Development Authority of Washington County (the “Bond Issuer”) and the Conduit Borrower by PNC Bank, National Association, as administrative agent (the “Administrative Agent”) for the benefit of the Purchasers (as defined and set forth in the hereafter defined Bond Purchase Agreement) pursuant to a Bond Purchase Agreement dated October ___, 2010 (the “Bond Purchase Agreement”) among the Bond Issuer, the Conduit Borrower and the Administrative Agent.  Capitalized terms not otherwise defined herein shall have the meanings assigned in the Bond Purchase Agreement or (if not defined in the Bond Purchase Agreement) in the Indenture referred to in the Bond Purchase Agreement.

We have examined the following:  executed counterparts of the Bond Purchase Agreement, the Loan Agreement, the Tax Certificate and Agreement and the Credit and Funding Agreement among the Bond Issuer, the Conduit Borrower and the Administrative Agent; pertinent proceedings of the Conduit Borrower (collectively, the “Conduit Borrower Financing Documents”); certificates executed by officers of the Conduit Borrower; and such other certificates, proceedings, proofs and documents as we have deemed necessary in connection with the opinions hereinafter set forth.  As to various questions of fact material to our opinion, we have relied upon the representations made in the Conduit Borrower Financing Documents and upon certificates of officers of the Conduit Borrower.

Based on the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that:

1.           The Conduit Borrower is validly existing as a for profit corporation under the laws of the State of Virginia.

2.           The Conduit Borrower has the power to consummate the transactions contemplated by the Bond Purchase Agreement and the Conduit Borrower Financing Documents to which it is a party.

3.           By proper action of its governing body, the Conduit Borrower has duly authorized the execution and delivery of the Conduit Borrower Financing Documents to which it is a party, and the consummation of the transactions contemplated by such Conduit Borrower Financing Documents.

4.           The Conduit Borrower has obtained all consents, approvals, authorizations and orders of governmental authorities that are required to be obtained by it as a condition to the issuance of the Bonds and the execution and delivery of the Conduit Borrower Financing Documents to which it is a party.

5.           The execution and delivery by the Conduit Borrower of the Conduit Borrower Financing Documents to which it is a party and the consummation by it of the transactions contemplated therein will not (i) conflict with, be in violation of, or constitute (upon notice or lapse of time or both) a default under its charter or bylaws, any indenture, mortgage, deed of trust or other contract, agreement or instrument to which it is a party or is subject, or any resolution, order, rule, regulation, writ, injunction, decree or judgment of any governmental authority or court having jurisdiction over it or (ii) result in or require the creation or imposition of any lien of any nature upon or with respect to any of its properties now owned or hereafter acquired, except as contemplated by the Conduit Borrower Financing Documents.

6.           The Conduit Borrower Financing Documents to which the Conduit Borrower is a party constitute legal, valid and binding obligations of the Conduit Borrower enforceable against it in accordance with the terms of such instruments, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights and (ii) general principles of equity, including the exercise of judicial discretion in appropriate cases.

7.           There is no action, suit, proceeding, inquiry or investigation pending before any court or governmental authority, or threatened against or affecting the Conduit Borrower or its properties, that (i) involves the consummation of the transactions contemplated by, or the validity or enforceability of, the Conduit Borrower Financing Documents to which the Conduit Borrower is a party or (ii) could have a materially adverse effect upon its financial condition or operations.

8.           The Conduit Borrower has obtained all necessary licenses and permits to carry on its business in Alabama and operate all its properties and facilities in Alabama and has obtained all necessary certificates of need or other similar approvals with respect to the facilities being financed with the proceeds of the Bonds.

We express no opinion with respect to the effect of any law other than the law of the State of Alabama and the federal law of the United States.

We express no opinion regarding the enforceability of the indemnity and contribution provisions of Section 11 of the Bond Purchase Agreement.

For purposes of our opinion regarding the binding effect and enforceability of Conduit Borrower Financing Documents to which the Administrative Agent is a party, we have assumed that the Administrative Agent is qualified to do business in Alabama to the extent that such qualification is required by the nature of this transaction or the Administrative Agent’s other activities in the State of Alabama.

This opinion is rendered solely for your benefit.  It is not to be relied upon by any other person or for any other purpose.  This opinion is given as of the date hereof and we assume no obligation to update, revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Very truly yours,

EXHIBIT C

Opinion of Counsel for the Bond Issuer

[Letterhead of Turner, Onderdonk, Kimbrough, Howell, Huggins & Bradley, P.A.]

[Date of Closing]

The The Industrial Development Authority of Washington County
McIntosh, Alabama

PNC Bank, National Association,
as Administrative Agent

[Purchasers in Credit Agreement]

U.S. Bank National Association
Nashville, Tennessee

Re:           $50,000,000 Gulf Opportunity Zone Revenue Bonds (Olin Corporation Project),Series 2010A and $20,000,000 Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010B, issued by the Washington County Industrial Development Authority

We have acted as counsel for The Industrial Development Authority of Washington County, an Alabama public corporation (the “Bond Issuer”), in connection with the issuance of the above-referenced bonds (the “Bonds”).  The Bonds are being purchased from the Bond Issuer by PNC Bank, National Association, as administrative agent (the “Administrative Agent”) for the benefit of the Purchasers  (as defined and set forth in the hereafter defined Bond Purchase Agreement) pursuant to a Bond Purchase Agreement dated October ___, 2010 (the “Bond Purchase Agreement”) among the Bond Issuer, Olin Corporation, a Virginia Corporation (the “Conduit Borrower”) and the Administrative Agent.  Capitalized terms not otherwise defined herein shall have the meanings assigned in the Bond Purchase Agreement or (if not defined in the Bond Purchase Agreement) in the Indenture referred to in the Bond Purchase Agreement.

We have examined the following:  executed counterparts of the Bond Purchase Agreement and the other Financing Documents to which the Bond Issuer is a party; pertinent proceedings of the Bond Issuer; certificates executed by officers of the Bond Issuer; and such other certificates, proceedings, proofs and documents as we have deemed necessary in connection with the opinions hereinafter set forth.  As to various questions of fact material to our opinion, we have relied upon the representations made in the Financing Documents and upon certificates of public officials and officers of the Bond Issuer.

Based on the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that:

1.           The Bond Issuer has been duly organized and is validly existing as a public corporation and instrumentality of the State of Alabama under the provisions of the Enabling Law.

2.           The Bond Issuer has the corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified to do business in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary.

3.           The Bond Issuer has the power to issue the Bonds and to consummate the transactions contemplated by the Bond Purchase Agreement and the Financing Documents to which it is a party.

4.           By proper action of its governing body, the Bond Issuer has duly authorized the issuance and delivery of the Bonds, the execution and delivery of the Financing Documents to which it is a party, and the consummation of the transactions contemplated by such Financing Documents.

5.           The Bond Issuer has obtained all consents, approvals, authorizations and orders of governmental authorities that are required to be obtained by it as a condition to the issuance of the Bonds and the execution and delivery of the Financing Documents to which it is a party.

6.           The issuance of the Bonds and the execution and delivery by the Bond Issuer of the Financing Documents to which it is a party and the consummation by it of the transactions contemplated therein will not (i) conflict with, be in violation of, or constitute (upon notice or lapse of time or both) a default under its charter or bylaws, any indenture, mortgage, deed of trust or other contract, agreement or instrument to which it is a party or is subject, or any resolution, order, rule, regulation, writ, injunction, decree or judgment of any governmental authority or court having jurisdiction over it or (ii) result in or require the creation or imposition of any lien of any nature upon or with respect to any of its properties now owned or hereafter acquired, except as contemplated by the Financing Documents.

7.           The Bonds and the Financing Documents to which the Bond Issuer is a party constitute legal, valid and binding obligations of the Bond Issuer enforceable against it in accordance with the terms of such instruments, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights and (ii) general principles of equity, including the exercise of judicial discretion in appropriate cases.

8.           There is no action, suit, proceeding, inquiry or investigation pending before any court or governmental authority, or threatened against or affecting the Bond Issuer or its properties, that (i) involves the consummation of the transactions contemplated by, or the validity or enforceability of, the Financing Documents to which the Bond Issuer is a party or (ii) could have a materially adverse effect upon its financial condition or operations.

9.           The Bond Issuer has obtained all necessary licenses and permits to carry on its business and operate all its properties and facilities and has obtained all necessary certificates of need or other similar approvals with respect to the facilities being financed with the proceeds of the Bonds.

We express no opinion regarding the enforceability of the indemnity and contribution provisions of Section 11 of the Bond Purchase Agreement.

For purposes of our opinion regarding the binding effect and enforceability of Financing Documents to which the Administrative Agent is a party, we have assumed that the Administrative Agent is qualified to do business in Alabama to the extent that such qualification is required by the nature of this transaction or the Administrative Agent’s other activities in the State of Alabama.

This opinion is rendered solely for your benefit.  It is not to be relied upon by any other person or for any other purpose.  This opinion is given as of the date hereof and we assume no obligation to update, revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Very truly yours,

EXHIBIT D

Form of Investor Letters

                 October 14, 2010

The Washington County Industrial Development Authority
McIntosh, Alabama

Maynard, Cooper & Gale, PC
Birmingham, Alabama

Re: $50,000,000 Gulf Opportunity Zone Revenue Bonds (Olin Corporation Project), Series 2010A and $20,000,000 Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010B, issued by The Washington County Industrial Development Authority (collectively, the “Bonds”)

Ladies and Gentlemen:

The undersigned duly authorized officer of PNC Bank, National Association (an “Original Purchaser”) as a purchaser of a portion of the Bonds, hereby represents to you that:

1.           The Original Purchaser has sufficient knowledge and experience in financial and business matters, including purchase and ownership of municipal and other tax-exempt obligations, to be able to evaluate the risks and merits of the investment represented by the purchase of the Bonds.

2.           The Original Purchaser is aware that the operations of Olin Corporation, as the borrower of the proceeds of the Bonds (the “Borrower”), pursuant to the Loan Agreement dated as of October 1, 2010 (the “Loan Agreement”) between the Washington County Industrial Development Authority (the “Issuer”) and the Borrower, involve certain economic variables and risks that could adversely affect the security of its investment in the Bonds.

3.           The Original Purchaser is able to bear the economic risks of such investment.

4.           The Original Purchaser acknowledges that no offering circular, official statement, prospectus or other comprehensive offering statement containing material information with respect to the Issuer, the Bonds or the Loan Agreement has been provided and the Original Purchaser has made its own inquiry and analysis with respect to the Issuer, the Bonds, the Borrower and the security therefor, and other material factors affecting the security and payment of the Bonds.

5.           The Original Purchaser acknowledges that it has either been supplied with or has access to information, including financial statements and other financial information, to which a reasonable investor would attach significance in making its investment decisions, and the Original Purchaser has had the opportunity to ask questions and receive answers from knowledgeable individuals concerning the Issuer, the Loan Agreement, the Borrower, the Bonds and the security therefor, so that as a reasonable investor, the Original Purchaser has been able to make its decision to purchase the Bonds.

6.           The Original Purchaser understands that the Bonds, (a) are not being registered under the Securities Act of 1933 and are not being registered or otherwise qualified for sale under the “Blue Sky” laws and regulations of any state, (b) will not be listed on any stock or other securities exchange and (c) will carry no rating from any rating service.

7.           The Original Purchaser does not intend to divide the Bonds purchased by it nor does the Original Purchaser intend to resell or otherwise dispose of all or any part of the Bonds purchased by it, except to a related banking entity and as permitted by law on a basis of full disclosure to any subsequent holder of the Bonds and subject to applicable securities laws and regulations thereunder.  The disposition of the Original Purchaser’s property, of course, shall at all times remain within its control.

PNC BANK, NATIONAL ASSOCIATION

/s/ Thomas S. Redmond
By: Thomas S. Redmond
Title: Senior Vice President